FOR IMMEDIATE RELEASE
Contact:   David H. Dunn
      (989) 631-4280

Wolverine Bancorp, Inc.
Announces Completion Date of Stock Offering

Midland, Michigan, January 11, 2011 – Wolverine Bancorp, Inc., the proposed holding company for Wolverine Bank, announced today that it has completed its stock offering and, subject to receiving final regulatory approvals, expects to close its stock offering on Wednesday, January 19, 2011.

Shares of Wolverine Bancorp, Inc. are expected to begin trading on Thursday, January 20, 2011, on the NASDAQ Capital Market under the symbol “WBKC.”   The stock offering is expected to close at the minimum of the offering range.  Wolverine Bancorp, Inc. will sell 2,507,500 shares of common stock at $10.00 per share in its subscription and community offering.

At a special meeting of the members of Wolverine Bank held on December 22, 2010, the members of Wolverine Bank approved Wolverine Bank’s Plan of Conversion.

For questions relating to the offering, please contact the Stock Information Center at (877) 860-2094.  Stock certificates will be processed promptly after the close of the transaction.

The subscription offering and community offering was managed by Keefe, Bruyette & Woods, Inc.  Luse Gorman Pomerenk & Schick, P.C. acted as counsel to Wolverine Bancorp, Inc. and Wolverine Bank.

Wolverine Bank, a federally chartered, FDIC-insured savings bank, was organized in 1933.  The Bank is headquartered in Midland, Michigan and provides financial services to individuals, families and businesses in the Great Lakes Bay Region of Michigan and to a lesser extent throughout all of Michigan through our three banking offices located in Midland, Michigan, which is the County Seat of Midland County, and our banking office and loan center located, respectively, in Frankenmuth and Saginaw, Michigan, which are located in neighboring Saginaw County.

This press release contains forward-looking statements about the offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the offering, delays in receiving final regulatory approvals, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Wolverine Bancorp, Inc. and Wolverine Bank are engaged.

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